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Exhibit 99.4

Bentley to Acquire Cutting Edge DVD Leader - BroadcastDVD...

MONDAY, MAY 14, 2001 8:02 AM - PRNewswire

LOS ANGELES, May 14, 2001 /PRNewswire via COMTEX/ -- Bentley Communications Corp. (OTC:BTLY) announced today that it has reached a definitive agreement to purchase closely held BroadcastDVD, the leading producer of advertising and e-commerce supported promotional and corporate DVDs.

"We're excited to have the opportunity to bring a dynamic next-generation media company such as BroadcastDVD into the Bentley Communications family," stated Gordon Lee, CEO of Bentley Communications. "BroadcastDVD's broadband solutions are tremendously synergistic with our growing sports related business endeavors."

Even prior to the commercial release of DVD in the US, BroadcastDVD's innovative founders, James Volk and Scott Epstein, emerged on the technological forefront of DVD by developing one-of-a-kind advertising sponsored, short-content DVDs for the film and entertainment industry. Volk and Epstein were among the first to use DVD as an interactive video format, pioneering discs with multiple angles, motion menus, seamless web-connectivity, and via it's partnership with visual solutions leader iPIX, 360 Degree Immersive Video! BroadcastDVD worked with iPIX and Warner Bros. on the film Driven, to produce a virtual 360-degree drive with the film's star Sylvester Stallone, which recently debuted on AOL Moviefone.com.

BroadcastDVD is well established in the film and music arenas with its cutting edge DVD titles. The company's Telly and DVD-A award winning "FILMFEST DVD" is bundled with Toshiba's DVD players. The company's critically acclaimed hard-rock DVD music magazine, "750mph DVD," which has content alliances with studios and labels such as DreamWorks, Geffen, Universal, Warner Bros., Columbia, MCA, RCA, A&M, Giant, Immortal and more, recently saw distribution of 250,000 copies of its initial issue through a nationwide promotion at over 500 Wherehouse Music stores. Advertisers in these titles have included such prestigious companies as Kodak, American Express and Datek. BroadcastDVD envisions an enormous market and the potential for significant future advertising and promotion dollars within its critically acclaimed promotional DVDs.

In addition to the film and music arenas, in the 4th quarter of 2000, BroadcastDVD branched out its webDVD production into the sports arena with the DVD release of 2000 ESPN X-Games Tube Film Festival winner, "SETH: The Hard Way."

"With Bentley's involvement in the NBRPA's China Tournament this fall and its Las Vegas based "Celebrity Pro" Golf Tournaments, we anticipate a significantly larger presence and substantial revenue opportunities in the sporting arena on DVD," stated James Volk, CEO of BroadcastDVD. "This is, as yet, a relatively untapped and under-exploited area for which we have great expectations."

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DVD, the "Medium of the Millennium," has been the most successful and fastest growing product introduction in consumer electronics history. According to the Consumer Electronics Association, "Launch-to-Date U. S. DVD-Video Player Sell-In" now exceeds 16,500,000 units with "Year-to-Date Unit Sell-In" for 2001 seeing a 94.3% increase over last year. Industry wide statistics show that web-connected DVD-ROM computers represent an additional 15,000,000-20,000,000 units and projected sales of Sony Playstation 2 and Microsoft's X-BOX DVD gaming consoles will be in excess of 10,000,000 units by year-end, placing DVD firmly in the mass-market category.

BroadcastDVD has been recognized within the industry for its webDVD expertise with speaking engagements and panel participation at Digital Hollywood, DVD Entertainment, DVD-PRO, and VSDA. The company's work has recently been featured in current CTO of Sonic Solutions (former Microsoft DVD Evangelist and current BroadcastDVD advisory board member) Jim Taylor's prominent DVD bible "DVD Demystified."

In this rapidly changing technology market, BroadcastDVD has pioneered the concept of "Portable Broadband." Recognizing that most consumers are still limited to the constraints of 56k modems, and capitalizing on the slower than expected rollouts of DSL and Cable Modems, BroadcastDVD deliverscompelling web-connected full-screen video directly to the hands of consumers in their homes, offices, consumer electronics boxes, and at the point of purchase. A burgeoning market is emerging for devices that converge DVD, the Internet, PVR's and other devices into one box, and BroadcastDVD is at the fulcrum of this market with its unique "Portable Broadband" strategy.

This transaction, subject only to the receipt of current independent audited financials within the next sixty days, is considered "fait accompli" as the merged companies will soon reside at BroadcastDVDs' current headquarters in L.A's prestigious Wilshire Courtyard.
Forward-looking statements:

Certain statements in this news release may constitute "forward-looking" statements within the meaning of section 21e of the securities exchange act of 1934. Such "forward-looking" statements involve risks, uncertainties and other factors, which may cause the actual results, performance or achievement expressed or implied by such forward looking statements to differ materially from the "forward-looking" statements contained herein. Corporate links: www.BentleyCommCorp.com, www.BentleyBlvd.com, www.TwirlMe.com, www.Celebrity-Pros.com, www.BroadcastDVD.com, www.750MPHDVD.com, www.FilmFestDVD.com

SOURCE   Bentley Communications Corp.
CONTACT: Gordon F. Lee, Chairman & CEO of Bentley Communications,
         310-342-0760, or fax, 310-342-0704; or James T. Volk, President & CEO
         of BroadcastDVD, 323-302-0010, or fax, 323-302-0020